UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) - September 21, 2006 (September 18, 2006)

UPSNAP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50560	20-0118697
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

134 Jackson Street, Suite 203, P.O. Box 2399, Davidson, North Carolina	28036
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code - 704-895-4121

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03  Material Modification to Rights of Security Holders.

In September and October of 2005, we completed a private placement in which we sold 2,384,668 shares of our common stock at a price of $0.90 per share and issued Series A warrants (the “Series A Warrants”) to purchase up to an additional 2,384,668 shares of our common stock at an exercise price of $1.50 per share. In accordance with the terms of the Subscription Agreement pursuant to which it was issued, each Series A Warrant was scheduled to expire twelve months from its issuance date, subject to earlier expiration under certain circumstances as described below. On September 18, 2006, the Company extended the term of all outstanding Series A Warrants to March 30, 2007.

The Series A Warrants remain subject to early expiration and must be exercised in their entirety within 60 days from the first day immediately after the last day of the 10 consecutive trading day period if (i) our common stock’s bid price closes above the Series A Warrant exercise price, or $1.50, for more than 10 consecutive trading days, and (ii) our cumulative trading volume within the last 10 periods is at least two times the number of cumulative Series A Warrant shares which are outstanding and unexercised during that period. If we declare a dividend upon the common stock (whether payable out of earnings or earned surplus or otherwise), then we have to pay to the holder of the Series A Warrants an amount equal to the dividend payment which would have been paid to such holder had all of the holder’s unexercised Series A Warrants outstanding on the record date for determining the amount of dividend payments to be paid to our security holders been exercised as of the close of business on the trading day immediately before such record date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

4.1
Notice Extending Series A Warrants, dated September 18, 2006 (incorporated by reference to Exhibit 10.4.1 of Amendment No. 4 to the Registration Statement on Form SB-2/A filed by the Company on September 18, 2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPSNAP, INC.

Date: September 21, 2006	By:	/s/ Paul C. Schmidt
Paul C. Schmidt
Chief Financial Officer